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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
                                SECTION 12(G) OF
          THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO
                               FILE REPORTS UNDER
          SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number: 000-21439

                         Allied Capital SBLC Corporation
               (Exact Name of Registrant as Specified in Charter)

                         c/o Allied Capital Corporation
                            1919 Pennsylvania Avenue
                             Washington, D.C. 20006
                                 (202) 331-1112
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                         Common Stock, $.0001 par value
            (Title of each class of securities covered by this Form)

                                      None
             (Titles of all other classes of securities for which a
            duty to file reports under Section 13(a) or 15(d)remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i) [X]  Rule 12h-3(b)(1)(ii) []
        Rule 12g-4(a)(1)(ii)[]   Rule 12h-3(b)(2)(i)  []
        Rule 12g-4(a)(2)(i) []   Rule 12h-3(b)(2)(ii) []
        Rule 12g-4(a)(2)(ii)[]   Rule 15d-6           []
        Rule 12h-3(b)(1)(i) []

Approximate number of holders of record as of the certification or notice of date: One (1)


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                                    SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, Allied Capital SBLC Corporation has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                            ALLIED CAPITAL SBLC CORPORATION


Dated: January 2, 2001              By:     /s/ James Shevlin
                                       ---------------------------------
                                            James Shevlin
                                            President